EXHIBIT 99.1

ASHFORD INC.
THIRD QUARTER CONFERENCE CALL
November 4, 2016, 11:00 am CT
Chairperson: Monty Bennett (Mgmt.)

Participant 1:
Hey guys, a couple things. First of all, Monty, this is the first call where you’ve actually talked about risk to the Remington deal not going through. Can you just give us a little bit more detail? I know that you guys haven’t received the PLR yet from the IRS, what’s behind that? Yeah, I mean, is it tax consequences Ashford, Inc., to the seller - help us understand what you’re looking for? And, if you’ve gotten - if there’s a lot of pushback back and forth and now it’s seeming like maybe things aren’t going to work or the deal would have to be changed to get it to work.

Monty Bennett:
Sure, so REITs need to not to manage their own properties, right? They have to have what are called Eligible Independent Contractors - termed ‘EIK’. Well, Remington is an EIK, based upon the way we’ve set it up and everything’s fine. But if for some reason Remington ever was not an EIK, then that would jeopardize the REIT status in Trust and Prime and you can understand that just can’t be done. We can’t take that risk.

Well, in rolling Remington into the advisor, there’s some opinions from past years and some PLRs that talk about that. Well, an advisor has got more control over the REITs themselves than they did by themselves; and therefore, does this violate the EIK status. Well, in the past, this has not violated the EIK status and we looked at these past opinions in order to structure how we did this deal because then we’d have this property manager and the asset manager together.

So, in order to do this transaction to keep the REIT platforms comfortable that they would not lose REIT status, we wanted a private letter ruling to do this deal. Well, it has just taken a long time in the IRS in order to get this through and they keep coming up with questions - we keep coming up with answers. There is another way to do this - not to get a PLR but to get a tax opinion so that’s a possibility; but at least the first route that we chose was to get a PLR because of the prior precedents laid out that would seem like a shoe-in. We just keep getting these questions and keep having to respond - it’s taking forever.

The concerns that we’ve had is that the Remington transaction - it being held out like it is - is causing us on the Ashford Inc. side not to be aggressive as we’d like to in some other areas. Because as you complete and fill out private letter rulings, you have to describe your company and what it looks like in lots of details. If that changes very much during the course of the pending seal of the PLR process, then arguably you have to resubmit the PLR because now you look different as a company. Which is something we obviously do not want to do and don’t want to start over.

But where we’ve got with all of that is we’re just inclined at Ashford Inc. to just move forward, to start doing things at Ashford Inc. that might make it look a little different. Whether that’ll impact the PLR and what that means if we start over - does it affect the deal, we just don’t know. We’ll just cross those bridges when we come to ’em. But I think what we’re signaling here is that we’re tired of waiting and we want to move forward with the opportunities for Ashford Inc.; and if that means that the Remington agreement has to be postponed or restructured or something, then we’ll do it.

We don’t want it - we’re still working aggressively to get this done with the IRS, but it’s just taking too long. I think we submitted to them in July of 2015 - it’s just been a long process. Now in fairness to them, they’ve come back and we’ve responded back and forth a number of times, so it’s been an ongoing dialogue. But what’s frustrating to us is that the questions and comments have been around areas that in the past had passed muster with them but now might not. So, anyway, it’s something we’re working through.

Participant 1:
That’s helpful. And just to be clear, it sounds like they’ve come back with questions and comments but nothing that’s translated into you altering any type of structure of the transaction to make it fit with their comments or questions? It’s just been questions that you’ve responded to with answers and back and forth like that?

Monty Bennett:
Oh, no, we’ve been talking about everything - essentially tweaking this or tweaking that. We’re trying to talk about everything to get this transaction across the finish line. But, it’s just that they have a long process there and so any type of tweak we talk about just takes a long time to do it. Obviously, these are minor tweaks in our opinion otherwise we wouldn’t be talking about it, but that’s what we’re trying to do. They’re several people involved at the IRS, and they work in a committee fashion and so it’s just a process that takes time whenever you go back and forth with some of these different ideas about addressing some of the concerns that they have.

Participant 1:
Okay, that’s helpful. Then, I guess, shifting gears to kind of financials a little bit. You guys announced that Ashford Prime hired a new CEO this week. How’s that going to impact Ashford Inc.’s G&A? I’m assuming that’s almost entirely gonna show up in Ashford Inc.’s G&A starting in the fourth quarter?

Deric Eubanks:	That’s correct, he will be an employee of Ashford Inc.; and it will hit Ashford Inc.’s G&A.
Participant 1:
Okay, I just wanted to make sure that was the case. The second question I had was - and Deric I don’t know if you can give us much color on this. But the non-cash, I guess you defined it as non-cash stock unit-based compensation in the revenue line has really jumped around. I think it was $300 thousand the first quarter up to $4.4 million in the second quarter then down to $3 million in the third quarter. How should we think about that line item going forward? I know it’s a non-cash item -

Deric Eubanks:	Yeah.
Participant 1:	- but it’s obviously going to show up in your GAAP EPS and given your small share count it really moves the needle on a per share basis.
Deric Eubanks:
Yeah, it doesn’t affect earnings because there’s an offsetting expense so they offset each other. That’s the stock comp from stock from the REITs. And the way that they’re calculated is based on a mark to market of the stock price of the REITs, and then you basically amortize whatever is remaining to be amortized over that same period remaining based on that valuation. And anything that has been amortized up to that point - there is either a catch-up or it could even be an adjustment down. So, there’s no easy way to model it, it’s purely a function of the REIT stock prices; but it does not affect the Ashford Inc. earnings because there’s an exact offset down in the non-cash stock unit-based compensation down expenses.

Participant 1:	So, what’s the difference between the offset because the expenses in the quarter were $5.8 million versus revenues of $3.0?
Deric Eubanks:	Yeah, the offset -
Participant 1:	There’s a $2 million disparity.
Deric Eubanks:	- the offset would be stock comp associated with Ashford Inc. -
Participant 1:	Okay.
Deric Eubanks:
- and there’s also a portion of the stock comp that Ashford Inc. recognizes that has to do with amortization of grants that were given prior to the spinoff of Ashford Inc. I believe that goes away in 2017 - there’s still a portion of that that is being recognized that actually has nothing to do with Ashford Inc. stock. It has to do with Trust stock grants that were issued prior to the spinoff; but because all the employees moved over to Ashford Inc., Ashford Inc. has to recognize the remainder of that expense.

Participant 1:	Okay, that’s helpful. Alright, that’s it for me. Thanks, Deric.

Monty Bennett:
Ryan, just to be clear - the shared grant portion from Prime will be paid for by Prime. And so, the expense of Richard, the new CEO, will just be his cash salary and his cash bonus. It will not be any other shared grant expenses associated with him - at least on a net basis showing up in that statement.

Participant 1:	That’s helpful, thanks.
END

3